Exhibit 99.1

News Release
Contact: Ken Dennard / Natalie Hairston Dennard Lascar Investor Relations (713) 529-6600 TCBX@dennardlascar.com

FOR IMMEDIATE RELEASE

Third Coast Bancshares, Inc. Reports

2025 Third Quarter Financial Results

Record EPS of $1.22 and Diluted EPS of $1.03 in Latest Quarterly Results

HOUSTON – October 22, 2025 – Third Coast Bancshares, Inc. (NYSE & NYSE Texas: TCBX) (the “Company,” “Third Coast,” “we,” “us,” or “our”), the bank holding company for Third Coast Bank (the “Bank”), today reported its 2025 third quarter financial results.

Financial Highlights

•
Return on average assets of 1.41% annualized for the third quarter of 2025 compared to 1.38% annualized for the second quarter of 2025 and 1.14% annualized for the third quarter of 2024.
•
Net interest margin of 4.10% for the third quarter of 2025 compared to 4.22% for the second quarter of 2025 and 3.73% for the third quarter of 2024.
•
Net income for the third quarter of 2025 totaled $18.1 million, or $1.22 and $1.03 per basic and diluted share, respectively, compared to $16.7 million, or $1.12 and $0.96 per basic and diluted share, respectively, for the second quarter of 2025 and $12.8 million, or $0.85 and $0.74 per basic and diluted share, respectively, for the third quarter of 2024.
•
Efficiency ratio continues to improve from 55.45% for the second quarter of 2025 to 53.03% for the third quarter of 2025.
•
Gross loans grew to $4.17 billion as of September 30, 2025, from $4.08 billion reported as of June 30, 2025.
•
Book value per share and tangible book value per share(1) increased to $32.25 and $30.91, respectively, as of September 30, 2025, compared to $31.04 and $29.69, respectively, as of June 30, 2025 and $28.13 and $26.75, respectively, as of September 30, 2024.
•
Transfer of listing of common stock to the New York Stock Exchange and NYSE Texas.

Bart Caraway, Founder, Chairman, President & CEO of Third Coast, said, “This was a defining quarter for TCBX, showcasing our team's relentless focus through the Company's outstanding achievements and financial performance. The recent transfer of our stock to both the New York Stock Exchange and NYSE Texas signifies a strategic transition designed to boost market visibility and offer shareholders increased liquidity. Our total assets, loans, and deposits grew steadily, a true testament to our relationship-banking strategy. By optimizing operating leverage, we not only increased interest and non-interest income but also maintained stable expenses. Our unwavering commitment to delivering exceptional value is highlighted by our record-breaking earnings per

____________________________

(1) Non-GAAP financial measure. Please refer to the table titled “GAAP Reconciliation and Management's Explanation of Non-GAAP Financial Measures” at the end of this news release for a reconciliation of these non-GAAP financial measures.

share and enhanced returns on average assets. The results of this quarter vibrantly demonstrate the long-standing commitment and passion of the entire TCBX team.”

Operating Results

Net Income and Earnings Per Share

Net income totaled $18.1 million for the third quarter of 2025, compared to $16.7 million for the second quarter of 2025 and $12.8 million for the third quarter of 2024. Net income available to common shareholders totaled $16.9 million for the third quarter of 2025, compared to $15.6 million for the second quarter of 2025 and $11.6 million for the third quarter of 2024. The quarter-over-quarter increase was primarily due to an increase in net interest income and an increase in non-margin loan fees, partially offset by an increase in provision for credit losses. Dividends on our Series A Convertible Non-Cumulative Preferred Stock (“Series A Preferred Stock”) totaled $1.2 million for each of the quarters ended September 30, 2025 and June 30, 2025.

Basic and diluted earnings per share were $1.22 per share and $1.03 per share, respectively, in the third quarter of 2025, compared to $1.12 per share and $0.96 per share, respectively, in the second quarter of 2025 and $0.85 per share and $0.74 per share, respectively, in the third quarter of 2024.

Net Interest Margin and Net Interest Income

The net interest margin for the third quarter of 2025 was 4.10%, compared to 4.22% for the second quarter of 2025 and 3.73% for the third quarter of 2024. The yield on loans for the third quarter of 2025 was 7.79%, compared to 7.95% for the second quarter of 2025 and 7.90% for the third quarter of 2024. The cost of interest-bearing deposits for the third quarter of 2025 was 3.98%, compared to 4.00% for the second quarter of 2025 and 4.75% for the third quarter of 2024.

Net interest income totaled $50.8 million for the third quarter of 2025, an increase of 3.0% from $49.4 million for the second quarter of 2025 and an increase of 25.9% from $40.4 million for the third quarter of 2024. Interest income totaled $92.5 million for the third quarter of 2025, an increase of 4.3% from $88.7 million for the second quarter of 2025 and an increase of 11.8% from $82.7 million for the third quarter of 2024. The quarter-over-quarter increase in net interest income primarily resulted from an increase in loans and the purchase of investment securities. Interest expense was $41.7 million for the third quarter of 2025, an increase of $2.4 million, or 6.0%, from $39.3 million for the second quarter of 2025 and a decrease of $682,000, or 1.6%, from $42.3 million for the third quarter of 2024, primarily resulting from an increase in interest-bearing deposits.

Noninterest Income and Noninterest Expense

Noninterest income totaled $3.6 million for the third quarter of 2025, compared to $2.7 million for the second quarter of 2025 and $2.5 million for the third quarter of 2024. The increase in noninterest income was primarily due to an increase in loan fees during the third quarter of 2025.

Noninterest expense increased to $28.9 million for the third quarter of 2025, compared to $28.8 million for the second quarter of 2025 and $25.6 million for the third quarter of 2024. The quarter-over-quarter increase in noninterest expense was primarily due to an increase in salaries and employee benefits, offset by a decrease in legal and professional expenses and a decrease in loan operations and other real estate owned expenses compared to the second quarter of 2025. At September 30, 2025, the number of employees was 398, compared to 388 at June 30, 2025.

The efficiency ratio was 53.03% for the third quarter of 2025, compared to 55.45% for the second quarter of 2025 and 59.57% for the third quarter of 2024.

Balance Sheet Highlights

Loan Portfolio and Composition

For the quarter ended September 30, 2025, gross loans increased to $4.17 billion, an increase of $85.4 million, or 2.1%, from $4.08 billion as of June 30, 2025, and an increase of $275.3 million, or 7.1%, from $3.89 billion as of September 30, 2024. Commercial and industrial loans and real estate loans accounted for the majority of the loan growth for the third quarter of 2025, offset by slight decreases in municipal and other loans from the second quarter of 2025.

Asset Quality

Nonperforming loans at September 30, 2025 were $21.7 million, compared to $20.1 million at June 30, 2025 and $24.0 million at September 30, 2024. As of September 30, 2025, the nonperforming loans to total loans ratio was 0.52%, compared to 0.49% as of June 30, 2025 and 0.62% as of September 30, 2024. The increase in nonperforming loans during the third quarter of 2025 was due to an increase in loans greater than 90 days past due and still accruing which increased by approximately $4.3 million, primarily due to four borrowers totaling approximately $3.9 million. Of the four borrowers, one totaling $1.1 million has a 75% SBA guaranty, two totaling $2.4 million are well secured and in the process of renewal, and one is a mortgage loan that is in modification. This increase was partially offset by a decline in nonaccrual loans of $2.6 million, which was primarily attributed to $2.0 million in payoffs and paydowns, the placement of a $337,000 loan placed back on accrual, and a $233,000 foreclosure.

The provision for credit loss recorded for the third quarter of 2025 was $2.8 million, and the allowance for credit losses of $42.6 million represented 1.02% of the $4.17 billion in gross loans outstanding as of September 30, 2025. The provision for credit loss recorded for the second quarter of 2025 was $2.1 million, and the allowance for credit losses of $40.0 million represented 0.98% of the $4.08 billion in gross loans outstanding as of June 30, 2025.

The Company recorded net recoveries of $17,000 and $57,000 for the three months ended September 30, 2025 and September 30, 2024, respectively.

Deposits and Composition

Deposits totaled $4.37 billion as of September 30, 2025, an increase of 2.1% from $4.28 billion as of June 30, 2025, and an increase of 9.5% from $3.99 billion as of September 30, 2024. Noninterest-bearing demand deposits increased from $441.0 million as of June 30, 2025, to $450.0 million as of September 30, 2025 and represented 10.3% of total deposits as of both September 30, 2025 and June 30, 2025. As of September 30, 2025, interest-bearing demand deposits increased $91.6 million, or 3.0%, partially offset by a decrease in time deposits of $7.8 million, or 1.0%, and a decrease in savings accounts of $919,000, or 4.0%, respectively, from June 30, 2025.

The average cost of deposits was 3.56% for the third quarter of 2025, representing a 3-basis point decrease from the second quarter of 2025 and a 62-basis point decrease from the third quarter of 2024. The decreases were due to the reduction in rates paid on interest-bearing demand deposits.

Earnings Conference Call

Third Coast has scheduled a conference call to discuss its 2025 third quarter results, which will be broadcast live over the Internet, on Thursday, October 23, 2025, at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time. To participate in the call, dial 201-389-0869 and ask for the Third Coast Bancshares, Inc. call at least 10 minutes prior to the start time, or access it live over the Internet at https://ir.thirdcoast.bank/events-and-presentations/events/. For those who cannot listen to the live call, a replay will be available through October 30, 2025, and may be accessed by dialing 201-612-7415 and using passcode 13752288#. Also, an archive of the webcast will be available shortly after the call at https://ir.thirdcoast.bank/events-and-presentations/events/ for 90 days.

About Third Coast Bancshares, Inc.

Third Coast Bancshares, Inc. is a commercially focused, Texas-based bank holding company operating primarily in the Greater Houston, Dallas-Fort Worth, and Austin-San Antonio markets through its wholly owned subsidiary, Third Coast Bank. Founded in 2008 in Humble, Texas, Third Coast Bank conducts banking operations through 19 branches encompassing the four largest metropolitan areas in Texas. Please visit https://www.thirdcoast.bank for more information.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “looking ahead,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: interest rate risk and fluctuations in interest rates; market conditions and economic trends generally and in the banking industry; our ability to maintain important deposit relationships; our ability to grow or maintain our deposit base; our ability to implement our expansion strategy; our ability to pay dividends on our Series A Preferred Stock; credit risk associated with our business; economic conditions affecting the real estate market; prepayment risks associated with commercial real estate loans; liquidity risks in the securitization market; operational risks related to the administration of securitized assets; and changes in key management personnel. For a discussion of additional factors that could cause our actual results to differ materially from those described in the forward-looking statements, please see the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the U.S. Securities and Exchange Commission (the “SEC”), and our other filings with the SEC.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this press release. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures, including Tangible Common Equity, Tangible Book Value Per Share, Tangible Common Equity to Tangible Assets and Return on Average Tangible Common Equity, which are supplemental measures that are not required by, or are not presented in accordance with GAAP. Please refer to the table titled “GAAP Reconciliation and Management’s Explanation of Non-GAAP Financial Measures” at the end of this press release for a reconciliation of these non-GAAP financial measures.

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	2025			2024
(Dollars in thousands)	September 30	June 30	March 31	December 31	September 30

ASSETS
Cash and cash equivalents:
Cash and due from banks	$116,383	$113,141	$218,990	$371,157	$258,191
Federal funds sold	6,629	5,815	110,379	50,045	12,265
Total cash and cash equivalents	123,012	118,956	329,369	421,202	270,456

Interest bearing time deposits in other banks	265	262	359	356	353
Investment securities available-for-sale	376,719	355,753	397,442	384,025	292,104
Investment securities held to maturity	206,037	206,065	-	-	-
Loans held for investment	4,165,116	4,079,736	3,988,039	3,966,425	3,889,831
Less: allowance for credit losses	(42,563)	(40,035)	(40,456)	(40,304)	(39,683)
Loans held for investment, net	4,122,553	4,039,701	3,947,583	3,926,121	3,850,148
Accrued interest receivable	29,537	27,736	26,752	25,820	26,111
Premises and equipment, net	24,718	24,908	25,669	26,230	26,696
Bank-owned life insurance	75,547	74,761	74,018	68,341	67,679
Non-marketable securities, at cost	26,157	18,761	15,994	15,980	24,328
Deferred tax asset, net	6,989	8,646	9,176	11,445	8,654
Derivative assets	2,803	3,059	3,052	6,479	5,786
Right-of-use assets - operating leases	17,677	18,769	19,370	19,863	20,397
Goodwill and other intangible assets	18,720	18,761	18,801	18,841	18,882
Other assets	31,074	27,633	29,404	17,743	16,176
Total assets	$5,061,808	$4,943,771	$4,896,989	$4,942,446	$4,627,770

LIABILITIES
Deposits:
Noninterest bearing	$450,013	$440,964	$448,542	$602,082	$489,822
Interest bearing	3,922,728	3,839,905	3,800,001	3,708,416	3,504,616
Total deposits	4,372,741	4,280,869	4,248,543	4,310,498	3,994,438

Accrued interest payable	7,153	6,691	7,044	6,281	7,283
Derivative liabilities	3,521	3,779	3,527	8,660	6,874
Lease liability - operating leases	18,735	19,835	20,425	20,900	21,412
Other liabilities	32,040	24,745	25,979	23,754	34,632
Line of credit - Senior Debt	32,875	30,875	30,875	30,875	31,875
Note payable - Subordinated Debentures, net	80,913	80,862	80,810	80,759	80,708
Total liabilities	4,547,978	4,447,656	4,417,203	4,481,727	4,177,222

SHAREHOLDERS' EQUITY
Series A Convertible Non-Cumulative Preferred Stock	69	69	69	69	69
Series B Convertible Perpetual Preferred Stock	-	-	-	-	-
Common stock	13,958	13,930	13,904	13,848	13,746
Common stock - non-voting	-	-	-	-	-
Additional paid-in capital	323,491	322,972	322,456	321,696	320,871
Retained earnings	166,537	149,677	134,115	121,697	109,160
Accumulated other comprehensive income	10,874	10,566	10,341	4,508	7,801
Treasury stock, at cost	(1,099)	(1,099)	(1,099)	(1,099)	(1,099)
Total shareholders' equity	513,830	496,115	479,786	460,719	450,548
Total liabilities and shareholders' equity	$5,061,808	$4,943,771	$4,896,989	$4,942,446	$4,627,770

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	Three Months Ended					Nine Months Ended
	2025			2024		2025	2024
(Dollars in thousands, except per share data)	September 30	June 30	March 31	December 31	September 30	September 30	September 30

INTEREST INCOME:
Loans, including fees	$82,054	$79,706	$73,087	$76,017	$75,468	$234,847	$219,242
Investment securities available-for-sale	6,289	5,505	5,693	4,939	4,532	17,487	12,116
Investment securities held-to-maturity	2,882	1,607	-	-	-	4,489	-
Federal funds sold and other	1,278	1,844	1,986	4,580	2,719	5,108	11,462
Total interest income	92,503	88,662	80,766	85,536	82,719	261,931	242,820

INTEREST EXPENSE:
Deposit accounts	39,030	37,535	36,226	40,233	40,407	112,791	119,515
FHLB advances and other borrowings	2,624	1,753	1,743	1,865	1,929	6,120	5,985
Total interest expense	41,654	39,288	37,969	42,098	42,336	118,911	125,500

Net interest income	50,849	49,374	42,797	43,438	40,383	143,020	117,320

Provision for credit losses	2,763	2,130	450	1,156	1,085	5,343	4,545

Net interest income after credit loss expense	48,086	47,244	42,347	42,282	39,298	137,677	112,775

NONINTEREST INCOME:
Service charges and fees	2,839	2,125	2,277	1,772	2,143	7,241	5,163
Earnings on bank-owned life insurance	786	743	677	662	649	2,206	1,818
(Loss) gain on sale of investment securities available-for-sale	-	(110)	(228)	196	(480)	(338)	(200)
Gain on sale of SBA loans	-	44	30	-	-	74	30
Other	10	(152)	351	243	205	209	937
Total noninterest income	3,635	2,650	3,107	2,873	2,517	9,392	7,748

NONINTEREST EXPENSE:
Salaries and employee benefits	19,560	18,179	18,341	17,018	15,679	56,080	48,098
Occupancy and equipment expense	2,861	2,783	2,834	2,856	2,817	8,478	9,420
Legal and professional	1,254	1,927	1,431	1,587	1,037	4,612	4,043
Data processing and network expense	1,203	1,162	1,120	1,182	1,608	3,485	4,072
Regulatory assessments	1,152	1,203	1,306	1,196	1,249	3,661	3,234
Advertising and marketing	499	503	409	526	420	1,411	1,181
Software purchases and maintenance	1,094	1,149	1,259	1,202	1,266	3,502	2,499
Loan operations and other real estate owned expense	29	439	269	189	227	737	715
Telephone and communications	134	115	175	144	166	424	441
Other	1,106	1,386	964	1,330	1,085	3,456	3,394
Total noninterest expense	28,892	28,846	28,108	27,230	25,554	85,846	77,097

NET INCOME BEFORE INCOME TAX EXPENSE	22,829	21,048	17,346	17,925	16,261	61,223	43,426

Income tax expense	4,772	4,301	3,757	4,192	3,486	12,830	9,488

NET INCOME	18,057	16,747	13,589	13,733	12,775	48,393	33,938

Preferred stock dividends declared	1,197	1,185	1,171	1,196	1,198	3,553	3,553

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$16,860	$15,562	$12,418	$12,537	$11,577	$44,840	$30,385

EARNINGS PER COMMON SHARE:
Basic earnings per share	$1.22	$1.12	$0.90	$0.92	$0.85	$3.24	$2.23
Diluted earnings per share	$1.03	$0.96	$0.78	$0.79	$0.74	$2.77	$1.99

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	Three Months Ended					Nine Months Ended
	2025			2024		2025	2024
(Dollars in thousands, except share and per share data)	September 30	June 30	March 31	December 31	September 30	September 30	September 30

Earnings per share, basic	$1.22	$1.12	$0.90	$0.92	$0.85	$3.24	$2.23
Earnings per share, diluted	$1.03	$0.96	$0.78	$0.79	$0.74	$2.77	$1.99
Dividends on common stock	$-	$-	$-	$-	$-	$-	$-
Dividends on Series A Convertible Non-Cumulative Preferred Stock	$17.25	$17.06	$16.88	$17.25	$17.25	$51.19	$51.19

Return on average assets (A)	1.41%	1.38%	1.17%	1.13%	1.14%	1.32%	1.02%
Return on average common equity (A)	15.14%	14.70%	12.41%	12.66%	12.12%	14.13%	11.05%
Return on average tangible common equity (A) (B)	15.81%	15.38%	13.01%	13.29%	12.76%	14.79%	11.65%
Net interest margin (A) (C)	4.10%	4.22%	3.80%	3.71%	3.73%	4.05%	3.65%
Efficiency ratio (D)	53.03%	55.45%	61.23%	58.80%	59.57%	56.32%	61.64%

Capital Ratios
Third Coast Bancshares, Inc. (consolidated):
Total common equity to total assets	8.84%	8.70%	8.45%	7.98%	8.31%	8.84%	8.31%
Tangible common equity to tangible assets (B)	8.51%	8.35%	8.09%	7.63%	7.93%	8.51%	7.93%
Estimated Common equity tier 1 (to risk weighted assets)	8.85%	8.75%	8.70%	8.41%	8.38%	8.85%	8.38%
Estimated Tier 1 capital (to risk weighted assets)	10.25%	10.20%	10.19%	9.90%	9.93%	10.25%	9.93%
Estimated Total capital (to risk weighted assets)	12.90%	12.87%	12.97%	12.68%	12.80%	12.90%	12.80%
Estimated Tier 1 capital (to average assets)	9.55%	9.65%	9.58%	9.12%	9.53%	9.55%	9.53%

Third Coast Bank:
Estimated Common equity tier 1 (to risk weighted assets)	12.59%	12.56%	12.69%	12.35%	12.45%	12.59%	12.45%
Estimated Tier 1 capital (to risk weighted assets)	12.59%	12.56%	12.69%	12.35%	12.45%	12.59%	12.45%
Estimated Total capital (to risk weighted assets)	13.53%	13.46%	13.63%	13.29%	13.42%	13.53%	13.42%
Estimated Tier 1 capital (to average assets)	11.75%	11.89%	11.93%	11.37%	11.95%	11.75%	11.95%

Other Data
Weighted average shares:
Basic	13,860,149	13,836,830	13,776,998	13,698,010	13,665,400	13,824,963	13,643,042
Diluted	17,524,288	17,391,128	17,440,826	17,394,884	17,184,991	17,452,385	17,046,640
Period end shares outstanding	13,879,099	13,851,581	13,825,286	13,769,780	13,667,591	13,879,099	13,667,591
Book value per share	$32.25	$31.04	$29.92	$28.65	$28.13	$32.25	$28.13
Tangible book value per share (B)	$30.91	$29.69	$28.56	$27.29	$26.75	$30.91	$26.75

___________

(A) Interim periods annualized.

(B) Refer to the calculation of these non-GAAP financial measures and a reconciliation to their most directly comparable GAAP financial measures at the end of this news release.

(C) Net interest margin represents net interest income divided by average interest-earning assets.

(D) Represents total noninterest expense divided by the sum of net interest income plus noninterest income. Taxes and provision for credit losses are not part of this calculation.

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	Three Months Ended
	September 30, 2025			June 30, 2025			September 30, 2024
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid(3)	Average Yield/ Rate(4)	Average Outstanding Balance	Interest Earned/ Paid(3)	Average Yield/ Rate(4)	Average Outstanding Balance	Interest Earned/ Paid(3)	Average Yield/ Rate(4)

Assets
Interest-earnings assets:
Loans, gross	$4,179,027	$82,054	7.79%	$4,020,771	$79,706	7.95%	$3,801,954	$75,468	7.90%
Investment securities available-for-sale	410,073	6,289	6.08%	382,439	5,505	5.77%	300,969	4,532	5.99%
Investment securities held-to-maturity	206,055	2,882	5.55%	117,407	1,607	5.49%	—	—	—
Federal funds sold and other interest-earning assets	123,680	1,278	4.10%	169,943	1,844	4.35%	209,841	2,719	5.15%
Total interest-earning assets	4,918,835	92,503	7.46%	4,690,560	88,662	7.58%	4,312,764	82,719	7.63%
Less: allowance for loan losses	(40,427)			(40,631)			(38,425)
Total interest-earning assets, net of allowance	4,878,408			4,649,929			4,274,339
Noninterest-earning assets	213,210			210,170			195,681
Total assets	$5,091,618			$4,860,099			$4,470,020

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$3,892,726	$39,030	3.98%	$3,766,801	$37,535	4.00%	$3,383,897	$40,407	4.75%
Note payable and line of credit	113,560	1,754	6.13%	111,712	1,719	6.17%	113,536	1,853	6.49%
FHLB advances	73,476	870	4.70%	2,916	34	4.68%	5,757	76	5.25%
Total interest-bearing liabilities	4,079,762	41,654	4.05%	3,881,429	39,288	4.06%	3,503,190	42,336	4.81%
Noninterest-bearing deposits	453,980			431,144			457,451
Other liabilities	49,842			56,785			63,255
Total liabilities	4,583,584			4,369,358			4,023,896
Shareholders’ equity	508,034			490,741			446,124
Total liabilities and shareholders’ equity	$5,091,618			$4,860,099			$4,470,020
Net interest income		$50,849			$49,374			$40,383
Net interest spread (1)			3.41%			3.52%			2.82%
Net interest margin (2)			4.10%			4.22%			3.73%

___________

(1) Net interest spread is the average yield on interest earning assets minus the average rate on interest-bearing liabilities.

(2) Net interest margin represents net interest income divided by average interest-earning assets.

(3) Interest earned/paid includes accretion of deferred loan fees, premiums and discounts.

(4) Annualized.

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	Nine Months Ended
	September 30, 2025			September 30, 2024
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid(3)	Average Yield/ Rate(4)	Average Outstanding Balance	Interest Earned/ Paid(3)	Average Yield/ Rate(4)

Assets
Interest-earnings assets:
Loans, gross	$4,060,615	$234,847	7.73%	$3,736,200	$219,242	7.84%
Investment securities available-for-sale	396,919	17,487	5.89%	267,091	12,116	6.06%
Investment securities held-to-maturity	108,575	4,489	5.53%	—	—	—
Federal funds sold and other interest-earning assets	159,941	5,108	4.27%	290,011	11,462	5.28%
Total interest-earning assets	4,726,050	261,931	7.41%	4,293,302	242,820	7.55%
Less: allowance for loan losses	(40,550)			(38,045)
Total interest-earning assets, net of allowance	4,685,500			4,255,257
Noninterest-earning assets	207,355			194,650
Total assets	$4,892,855			$4,449,907

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$3,771,393	$112,791	4.00%	$3,380,790	$119,515	4.72%
Note payable and line of credit	112,318	5,186	6.17%	118,547	5,909	6.66%
FHLB advances and other	26,574	934	4.70%	1,933	76	5.25%
Total interest-bearing liabilities	3,910,285	118,911	4.07%	3,501,270	125,500	4.79%
Noninterest-bearing deposits	436,412			452,411
Other liabilities	55,754			62,753
Total liabilities	4,402,451			4,016,434
Shareholders’ equity	490,404			433,473
Total liabilities and shareholders’ equity	$4,892,855			$4,449,907
Net interest income		$143,020			$117,320
Net interest spread (1)			3.34%			2.76%
Net interest margin (2)			4.05%			3.65%

___________

(1) Net interest spread is the average yield on interest earning assets minus the average rate on interest-bearing liabilities.

(2) Net interest margin represents net interest income divided by average interest-earning assets.

(3) Interest earned/paid includes accretion of deferred loan fees, premiums and discounts.

(4) Annualized.

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	Three Months Ended
	2025			2024
(Dollars in thousands)	September 30	June 30	March 31	December 31	September 30

Period-end Loan Portfolio:
Real estate loans:
Commercial real estate:
Non-farm non-residential owner occupied	$408,996	$423,959	$420,902	$448,134	$470,222
Non-farm non-residential non-owner occupied	687,924	666,840	633,227	652,119	611,617
Residential	334,583	323,898	335,285	336,736	339,558
Construction, development & other	826,566	784,364	846,166	871,373	825,302
Farmland	25,549	28,013	30,783	30,915	35,650
Commercial & industrial	1,772,045	1,724,583	1,605,243	1,497,408	1,499,302
Consumer	1,291	1,206	1,443	1,859	2,002
Municipal and other	108,162	126,873	114,990	127,881	106,178
Total loans	$4,165,116	$4,079,736	$3,988,039	$3,966,425	$3,889,831

Asset Quality:
Nonaccrual loans	$10,723	$13,358	$17,066	$26,773	$23,522
Loans > 90 days and still accruing	11,016	6,755	1,503	1,173	522
Total nonperforming loans	21,739	20,113	18,569	27,946	24,044
Other real estate owned	8,388	8,580	8,752	862	283
Total nonperforming assets	$30,127	$28,693	$27,321	$28,808	$24,327

QTD Net (recoveries) charge-offs	$(17)	$2,376	$398	$879	$(57)

Nonaccrual loans:
Real estate loans:
Commercial real estate:
Non-farm non-residential owner occupied	$1,237	$2,191	$3,100	$10,433	$9,696
Non-farm non-residential non-owner occupied	111	111	-	-	68
Residential	214	637	2,616	2,226	2,664
Construction, development & other	6	344	358	400	1
Commercial & industrial	9,155	10,075	10,992	13,714	11,093
Total nonaccrual loans	$10,723	$13,358	$17,066	$26,773	$23,522

Asset Quality Ratios:
Nonperforming assets to total assets	0.60%	0.58%	0.56%	0.58%	0.53%
Nonperforming loans to total loans	0.52%	0.49%	0.47%	0.70%	0.62%
Allowance for credit losses to total loans	1.02%	0.98%	1.01%	1.02%	1.02%
QTD Net (recoveries) charge-offs to average loans (annualized)	(0.00%)	0.24%	0.04%	0.09%	(0.01%)

Third Coast Bancshares, Inc. and Subsidiary

GAAP Reconciliation and Management's Explanation of Non-GAAP Financial Measures

(unaudited)

Our accounting and reporting policies conform to GAAP (generally accepted accounting principles) and the prevailing practices in the banking industry. However, we also evaluate our performance based on certain additional financial measures discussed in this earnings release as being non-GAAP financial measures. Specifically, we review Tangible Common Equity, Tangible Book Value Per Share, Tangible Common Equity to Tangible Assets, and Return on Average Tangible Common Equity for internal planning and forecasting purposes. We classify a financial measure as a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are not included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios, or statistical measures calculated using exclusively financial measures calculated in accordance with GAAP.

The non-GAAP financial measures that we discuss in this earnings release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this earnings release may differ from that of other companies reporting measures with similar names. It is important to understand how other banking organizations calculate their financial measures with names similar to the non-GAAP financial measures we have discussed in this earnings release when comparing such non-GAAP financial measures.

Management believes the following non-GAAP financial measures assist investors in understanding the financial condition of the company:

•
Tangible Common Equity. The most directly comparable GAAP financial measure for tangible common equity is total shareholders’ equity. We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period of tangible common equity.
•
Tangible Book Value Per Share. The most directly comparable GAAP financial measure for tangible book value per share is book value per share. We believe that the tangible book value per share measure is important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value.
•
Tangible Common Equity to Tangible Assets. The most directly comparable GAAP financial measure for tangible common equity is total shareholders’ equity, the most directly comparable GAAP financial measure for tangible assets is total assets, and the most directly comparable GAAP financial measure for tangible common equity to tangible assets is total shareholders’ equity to total assets. We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period of tangible common equity to tangible assets, each exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing both total shareholders’ equity and assets while not increasing our tangible common equity or tangible assets.
•
Return on Average Tangible Common Equity. The most directly comparable GAAP financial measure for average tangible common equity is average shareholders' equity, and the most directly comparable GAAP financial measure for return on average tangible common equity is return on average common equity. We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period of return on average tangible common equity, exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing average shareholders’ equity while not increasing our tangible common equity.

The calculations of these non-GAAP financial measures are as follows:

	Three Months Ended					Nine Months Ended
	2025			2024		2025	2024
(Dollars in thousands, except share and per share data)	September 30	June 30	March 31	December 31	September 30	September 30	September 30

Tangible Common Equity:
Total shareholders' equity	$513,830	$496,115	$479,786	$460,719	$450,548	$513,830	$450,548
Less: Preferred stock including additional paid in capital	66,160	66,160	66,160	66,160	66,117	66,160	66,117
Total common equity	447,670	429,955	413,626	394,559	384,431	447,670	384,431
Less: Goodwill and core deposit intangibles, net	18,720	18,761	18,801	18,841	18,882	18,720	18,882
Tangible common equity	$428,950	$411,194	$394,825	$375,718	$365,549	$428,950	$365,549

Common shares outstanding at end of period	13,879,099	13,851,581	13,825,286	13,769,780	13,667,591	13,879,099	13,667,591

Book Value Per Share	$32.25	$31.04	$29.92	$28.65	$28.13	$32.25	$28.13
Tangible Book Value Per Share	$30.91	$29.69	$28.56	$27.29	$26.75	$30.91	$26.75

Tangible Assets:
Total assets	$5,061,808	$4,943,771	$4,896,989	$4,942,446	$4,627,770	$5,061,808	$4,627,770
Adjustments: Goodwill and core deposit intangibles, net	18,720	18,761	18,801	18,841	18,882	18,720	18,882
Tangible assets	$5,043,088	$4,925,010	$4,878,188	$4,923,605	$4,608,888	$5,043,088	$4,608,888

Total Common Equity to Total Assets	8.84%	8.70%	8.45%	7.98%	8.31%	8.84%	8.31%
Tangible Common Equity to Tangible Assets	8.51%	8.35%	8.09%	7.63%	7.93%	8.51%	7.93%

Average Tangible Common Equity:
Average shareholders' equity	$508,034	$490,741	$472,041	$460,169	$446,124	$490,404	$433,473
Less: Average preferred stock including additional paid in capital	66,160	66,160	66,160	66,121	66,223	66,160	66,224
Average common equity	441,874	424,581	405,881	394,048	379,901	424,244	367,249
Less: Average goodwill and core deposit intangibles, net	18,746	18,784	18,826	18,865	18,906	18,785	18,946
Average tangible common equity	$423,128	$405,797	$387,055	$375,183	$360,995	$405,459	$348,303

Net Income	$18,057	$16,747	$13,589	$13,733	$12,775	$48,393	$33,938
Less: Dividends declared on preferred stock	1,197	1,185	1,171	1,196	1,198	3,553	3,553
Net Income Available to Common Shareholders	$16,860	$15,562	$12,418	$12,537	$11,577	$44,840	$30,385

Return on Average Common Equity(A)	15.14%	14.70%	12.41%	12.66%	12.12%	14.13%	11.05%
Return on Average Tangible Common Equity(A)	15.81%	15.38%	13.01%	13.29%	12.76%	14.79%	11.65%

___________

(A) Interim periods annualized.